Exhibit 99.1

DELPHAX TECHNOLOGIES SHAREHOLDERS APPROVE PROPOSED FINANCING TRANSACTION WITH AFFILIATE OF WHITEBOX ADVISORS, LLC

MINNEAPOLIS, July 12, 2007-Delphax Technologies Inc. (NASDAQ:DLPX), a global provider of high-speed digital printing systems, announced today that its shareholders have approved the company's previously announced proposed financing transaction with an affiliate of Whitebox Advisors, LLC. The approval was given at a special meeting of the company's shareholders. The company expects to close the transaction during its fourth fiscal quarter, which began July 1.

About Whitebox Advisors, LLC

Whitebox Advisors, LLC is a SEC-registered investment advisor with over $2 billion in assets, headquartered in Minneapolis, MN.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000
gfurness@delphax.com